EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Atlanticus Holdings Corporation

Atlanta, Georgia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 4, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Atlanticus Holdings Corporation (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

We also consent to the reference to us as experts under the caption “Experts” in the prospectus.

/s/ BDO USA, P.C.

Atlanta, Georgia

May 10, 2024